Exhibit h.7

Fund Accounting Servicing Agreement

Annual Fee Schedule

Exhibit A

Advisor

Name of Series

Date Added

Baird Intermediate Bond Fund

Baird Core Plus Bond Fund

Baird Aggregate Bond Fund

Baird Short-Term Bond Fund

Baird Intermediate Municipal Bond Fund

Company

Name of Series

Date Added

Baird LargeCap Fund

Baird MidCap Fund

December 29, 2000

Baird SmallCap Fund

June 30, 2004